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                                                                     Exhibit (n)


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 5 to Registration Statement No. 333-121061 on Form N-2 of our report dated September 19, 2008, relating to the financial statements and financial highlights of Van Kampen Senior Loan Fund, appearing in the Annual Report on Form N-CSR of Van Kampen Senior Loan Fund for the year ended July 31, 2008, and to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in the Prospectus which is also part of such Post-Effective Amendment to the Registration Statement and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
November 24, 2008